UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2015

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2015, Jerald D. Bidlack informed the Board of Directors of Graham Corporation (the “Company”) that, after 30 years of dedicated service to the Company, including 17 years as Chairman of the Board, he will retire as a Director effective May 30, 2015.

On April 1, 2015, the Board of Directors also confirmed that, after 17 years of dedicated service to the Company, Helen H. Berkeley will retire as a Director no later than the 2015 Annual Meeting of Stockholders.

In light of the contributions to the Company’s success made by Mr. Bidlack and Mrs. Berkeley, the Board of Directors has bestowed upon each of them the honorary title of Director Emeritus effective upon their respective retirements. Mr. Bidlack and Mrs. Berkeley will each be formally recognized for their many years of dedicated service as Directors at the Company’s 2015 Annual Meeting of Stockholders. Neither retirement is a result of any disagreement with the Company.

Item 8.01.	Other Events.

On April 1, 2015, the Board of Directors appointed: (i) Director James J. Malvaso to serve as Chairman of the Board; (ii) Director Lisa M. Schnorr to serve as Chair of the Compensation Committee; and (iii) Director James J. Barber to serve as Chair of the Employee Benefits Committee.

Also on April 1, 2015, in accordance with Section 4.2 of the Company’s Amended and Restated By-laws and effective upon the retirements referred to in Item 5.02 above, the Board of Directors fixed at seven the number of Directors constituting the entire Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: April 1, 2015	By:	/s/ Jeffrey Glajch
Jeffrey Glajch
Vice President – Finance & Administration and Chief Financial Officer

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